Exhibit 99.2

Tasty Baking Company Enters into Agreement to Sell Hunting Park Bakery as Well as Its Former Offices and Distribution Center

Sale price of $6.0 million for Philadelphia properties the Company is vacating

PHILADELPHIA--(BUSINESS WIRE)--April 6, 2010--Tasty Baking Company (NasdaqGM: TSTY) announced today that it has entered into a Purchase and Sale Agreement with TKMG Associates, L.P. and its guarantor, Metro Development Company, for the sale of Tasty Baking Company’s Philadelphia bakery property located at 2801 Hunting Park Avenue and its former corporate offices and distribution center located at 3413 Fox Street for $6.0 million. These are the properties that the Company is vacating in connection with its move to the Philadelphia Navy Yard.

TKMG Associates, L.P. is a single purpose entity formed by Metro Development Company which is a private, Philadelphia company that specializes in the development of large-scale real estate projects with leading national retailers. Metro Development Company has developed over five million square feet of retail space and currently its affiliates own and manage approximately one million square feet of retail space with over two hundred tenant leases under its management.

The closing of the transaction contemplated by the Purchase and Sale Agreement is subject to completion of due diligence by the buyer and the Company receiving a zoning change for the properties from the City of Philadelphia. The Purchase and Sale Agreement provides for the transaction to be closed within 60 days after the expiration of a 90 day due diligence period provided an agreed upon zoning change has been made. In the event the zoning has not been changed as required within a period ending 60 days after the due diligence period, the Company can extend the period to obtain the zoning for up to 6 months. The buyer may terminate the Agreement in its sole discretion at any time during the due diligence period.

Charles P. Pizzi, president and chief executive officer of Tasty Baking Company, said, “This transaction is an important step in the completion of our manufacturing strategy. Upon consummation of the transaction, the cash proceeds from the sale will allow Tasty Baking to reduce the debt associated with the investment in our new manufacturing facility at the Philadelphia Navy Yard.”

Mr. Pizzi continued, “We are also pleased to note that TKMG Associates L.P. anticipates developing the site into a retail center to serve the surrounding area. We believe this will create jobs and improve the overall quality of life in the community. Further, in addition to the support that Tasty Baking will continue to provide to the Allegheny West Foundation, TKMG Associates, L.P. has committed to providing funds to that organization and its efforts to support local residents and improve the community. This transaction will be a win-win for everyone involved and we are very pleased about that.”

Mr. Pizzi concluded, “Completing the transition into our new bakery at the Philadelphia Navy Yard will truly be a significant and transformative event for Tasty Baking as the new bakery is expected to increase production flexibility and provide the Company with $13-15 million per year in pre-tax cash savings net of leases, but before debt service. As a company, we are intently focused on completing this project while at the same time carefully managing the day to day needs of our business.”

ABOUT TASTY BAKING COMPANY

Tasty Baking Company (NasdaqGM: TSTY), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country’s leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the company’s website or by calling 1-800-33-TASTY.

“Safe Harbor Statement” Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters discussed herein are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied herein. These forward-looking statements may be identified by the use of words such as "anticipate,'' "believe,'' "could,'' "estimate,'' "expect,'' "intend,'' "may,'' "plan,'' "predict,'' "project,'' "should,'' "would,'' "is likely to,'' or "is expected to'' and other similar terms. There are a number of factors that may cause actual results to differ from these forward-looking statements, including, without limitation, the possibility that the buyer chooses not to complete the transaction to purchase the company’s real estate, the possibility that the company is unable to obtain the required zoning change for its properties, the costs to complete a new facility and relocate thereto, the risks of business interruption while transitioning to a new facility, possible disruption of production efficiencies arising out of the company’s announcement of and subsequent reduction in workforce, the costs and availability of capital to fund improvements or new facilities, the success of marketing and sales strategies and new product development, the ability to enter new markets successfully, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the company are provided in the company’s annual report to shareholders and the company’s periodic reports filed with the Securities and Exchange Commission from time to time, including, without limitation, reports on Forms 10-K and 10-Q. Please refer to these documents for a more thorough description of these and other risk factors. There can be no assurance that the company will succeed in selling the facilities it is vacating or that estimated operating cash savings will be realized. The company assumes no obligation to update publicly or revise any forward-looking statements.

CONTACT:
Tasty Baking Company
Paul Ridder, 215-221-8727
paul.ridder@tastykake.com
or
Vault Communications, Inc.
Meg Kane, 610-455-2746
mkane@vaultcommunications.com